Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos. 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, 333-218807, 333-254155, 333-254167 and 333-277758), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, 333-219204, 333-233132, 333-254158, 333-259853 and 333-275505) of Lineage Cell Therapeutics, Inc. of our report dated March 7, 2024, except for Note 15, as to which the date is March 10, 2025, relating to the consolidated financial statements of Lineage Cell Therapeutics, Inc. as of and for the year ended December 31, 2023, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 10, 2025